Exhibit 99.4

IKANOS COMMUNICATIONS, INC.

FORM OF BENEFICIAL HOLDER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights to purchase common stock, par value $0.001 per share, of Ikanos Communications, Inc. (“Ikanos”).

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

A. Number of Shares Being Purchased:

B. Total Subscription Price Payment Required:

Subscription Right

	NUMBER OF RIGHTS		RATIO		NUMBER OF SHARES		SUBSCRIPTION PRICE		PAYMENT

Basic Subscription Rights		X		=		X	$	=	$	(line 1)

Over-Subscription Privilege		X		=		X	$	=	$	(line 2)
						Total payment required (sum of line 1 and 2)		=	$

Box 3. ☐ Payment in the following amount is enclosed.

$

(The total of the above must equal the Total Payment Required.)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of shares indicated above upon the terms and conditions specified in the prospectus; and

•	agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Name of Beneficial Owner(s):

Signature of Beneficial Owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: